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                                  EXHIBIT (21)
                         SUBSIDIARIES OF THE REGISTRANT



                                    DATE OF                    STATE OF
SUBSIDIARY                          INCORPORATION              INCORPORATION
----------                          -------------              -------------

Lehi Environsystems, Inc.               1991                   Delaware

Plymouth Envirosystems, Inc.            1994                   Delaware

USE International, L.L.C.               1995                   New Jersey

Steamboat Envirosystems, L.L.C.         1996                   Delaware

USE Geothermal, L.L.C.                  1996                   Delaware

American Enviro-Services, Inc.          1997                   Indiana